UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
 SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
 February 10, 2017
Blue Dolphin Energy Company
(Exact name of registrant as specified in its charter)
Delaware (State or Other Jurisdiction of Incorporation)	0-15905 (Commission File Number)	73-1268729 (IRS Employer Identification No.)

801 Travis Street, Suite 2100
Houston, Texas 77002
(Address of principal executive office and zip code)

(713) 568-4725
(Registrant's telephone number, including area code)
(Not Applicable)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

The information included in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 8.01 Other Events.

On February 10, 2017, Blue Dolphin Pipe Line Company ("BDPL"), a wholly-owned subsidiary of Blue Dolphin Energy Company, completed several related transactions with Freeport LNG Expansion, L.P. ("FLEX") and its affiliates, as described below.

As previously disclosed, BDPL and FLNG Land II, LLC ("FLNG"), an affiliate of FLEX, were parties to a Pipeline Easement dated November 5, 2005 and a Master Easement Agreement dated December 11, 2013 (together, the "Easements").  The Easements provided FLNG and its affiliates:

•	a pipeline easement and right of way across certain property owned by BDPL located in Brazoria County Texas (the "BDPL Property") to certain property owned by FLNG; and

•	rights of ingress and egress across the BDPL Property to the property owned by FLNG.

Under the Easements, FLNG was required to pay to BDPL (i) $500,000 in October of each year through 2019 and (ii) $10,000 in October of each year after 2019 for so long as FLNG desired to use the rights of ingress and egress across the property.

On February 10, 2017, BDPL sold approximately 15 acres of the BDPL Property to FLIQ Common Facilities, LLC, an affiliate of FLEX, for cash proceeds of approximately $539,000.

In connection with the sale of real estate, FLNG paid to BDPL approximately $1,336,000 as consideration for the full satisfaction and discharge of FLNG's future annual payment and other obligations to BDPL under the Easements.

Also as previously disclosed, in connection with the entry into the Master Easement Agreement referred to above, BDPL and FLEX entered into a Letter of Intent dated December 11, 2013 (the "Letter of Intent"), pursuant to which BDPL and FLEX committed to study the feasibility of jointly developing facilities to source and supply liquefied natural gas for sale to third parties for use as transportation fuel in the U.S. domestic transportation markets.  In connection with the sale of real estate, BDPL and FLEX terminated the Letter of Intent.  No definitive agreements for any transaction contemplated by the Letter of Intent were entered into between the parties prior to the termination of the Letter of Intent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  February 16, 2017
Blue Dolphin Energy Company /s/ JONATHAN P. CARROLL Jonathan P. Carroll Chief Executive Officer, President, Assistant Treasurer and Secretary (Principal Executive Officer)